EXHIBIT 10.4

RETENTION AGREEMENT
This Retention Agreement (“Agreement”) is between Southcross Energy Partners GP, LLC, a Delaware limited liability company (the “Company”), and J. Michael Anderson (the “Employee”) and is effective as of November 6, 2014 (the “Effective Date”).
WHEREAS, Employee is employed as an at-will employee of Company;

WHEREAS, the parties desire to enter into this Agreement to provide an incentive for Employee to remain an employee of Company through May 1, 2015 (the “Retention Date”);

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1.Definitions. The following terms when used herein shall have the meanings set forth below.
(a)    “Cause” means, the Employee’s (%3) failure to satisfactorily perform Employee’s material duties or to devote Employee’s full time and effort to Employee’s position; (%3) violation of any material Company policy that remains unremedied after reasonable notice to cure the violation; (%3) failure to follow lawful directives from the Company’s Chief Executive Officer, the Company’s Board of Directors, or Employee’s direct supervisor, (%3) negligence or material misconduct; (%3) dishonesty or fraud; or (%3) felony conviction.
(b)    “Code” means the Internal Revenue Code of 1986, as amended, including regulations and any other applicable guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.
(c)    “Good Reason” means (i) a material reduction in Employee’s compensation unless the reduction applies to all Company employees employed at similar levels; or (ii) a change in the location that Employee regularly works of more than twenty-five (25) miles, provided that Good Reason shall not occur unless Employee provides to Company written notice of the existence of the condition described in clauses (i) or (ii) above within a period not to exceed thirty (30) days from the initial existence of the condition stating in reasonable detail the basis for the Good Reason condition and the Company will have the opportunity for a period of thirty (30) days from the receipt of Employee’s notice to cure the Good Reason condition described in Employee’s written notice.
(d)    “Partnership” means Southcross Energy Partners, LP, a Delaware limited partnership.
(e)    “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h) or any successor there, shall mean the date Employee retires, dies, or otherwise has a termination of employment.
(f)    “Retention Payment” means an amount equal to $325,000.
(g)    “Termination Date” means the date on which Employee’s employment with the Company ends as a result of an involuntary termination by the Company without Cause or the Employee’s resignation for Good Reason.
2.    Retention Payment.
(a)    Conditions to Company’s Obligation to Pay the Retention Payment. The Company’s obligation to pay Employee the Retention Payment is subject to the following conditions:
(i)    the Partnership shall have timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”) prior to the Payment Date (as defined in Section 2(b) below); and

(ii)    the Employee’s employment shall not have terminated for any reason prior to the Retention Date (other than by reason of an involuntary termination by the Company without Cause or a resignation by Employee for Good Reason).
(b)    Timing of Retention Payment. Upon satisfaction of all of the conditions set forth in Section 2(a), the Company shall pay Employee the Retention Payment on or before the sixtieth (60th) day following the first to occur of the Termination Date or the Retention Date (the “Payment Date”).
(c)    Form of Payment. The Retention Payment shall be paid in a lump sum cash payment, less withholding for applicable taxes.
3.    Section 409A.
(a)    Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Employee under this Agreement in connection with a termination of the Employee’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered for purposes of the time of payment of such amount to have occurred under this Agreement unless such termination constitutes Employee’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).
(b)    Section 409A Application; Payment Delay.
(i)     Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the Retention Payment payable to the Employee pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent such payment is treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of which the Employee is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such payment shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (B) the date of Employee’s death. Upon the earlier of such dates, payment deferred pursuant to this Section 3(b)(i) shall be paid in a lump sum to the Executive (or the Executive’s estate).
(ii)    The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, the default provisions of Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).
(c)    Section 409A Compliance. This Agreement is intended to be written, administered, interpreted and construed in a manner such that the Retention Payment provided under this Agreement shall not become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Notwithstanding the foregoing provisions of this Agreement, the Company does not guarantee any particular tax result with respect to the Retention Payment, if any, payable hereunder.
4.    Not a Contract of Employment. This Agreement is not a contract of employment and does not guarantee Employee employment for any specified period of time.
5.    Confidentiality. Employee agrees that this Agreement and all discussions and negotiations concerning this Agreement and its terms shall be confidential and shall not be disclosed to anyone other than Employee’s spouse and financial advisor and only after Employee has received assurances from such person(s) to abide by the terms of this Section 5. Employee acknowledges that the Company may have an obligation to file or disclose this Agreement to governmental agencies.
6.    Assignment. No interest of Employee under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against Employee, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings with respect to Employee.
7.    Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Employee and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
8.    Choice of Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. Any dispute arising under or relating to this Agreement shall be resolved exclusively in Dallas County, Texas.
9.    Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all previous agreements with respect to this matter or for payment of any severance, retention bonus, or employment related bonus after the Effective Date other than that certain Severance Agreement dated September 12, 2012 between Employee and Company. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both of the parties hereto. No person has any authority to make any representation or promise not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.
10.    Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
11.    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
12.    Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city income or other taxes as shall be required pursuant to any law or government regulation or ruling.
13.    Unfunded nature of this Agreement. This Agreement is unfunded and to the extent Employee acquires a right to receive a Retention Payment from the Company, such right shall be no greater than the rights of an unsecured general creditor of the Company and Employee shall not have any rights in or against any specific assets of the Company.
14.    Notices. All notices required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by facsimile transmission, to the person who is to receive it at the address or facsimile number that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by facsimile transmission, when confirmation of transmission is received. The Company or Employee may change, at any time and from time to time, by written notice to the other, the address that it or Employee had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder shall be delivered or sent (i) to Employee at his or her address as set forth in the records of the Company, or (ii) to the Company at the principal executive offices of the Company clearly marked “Attention: Chief Executive Officer.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the Effective Date:

	SOUTHCROSS ENERGY PARTNERS GP, LLC		EMPLOYEE:

By:	/s/ Jim Richter	By:	/s/ J. Michael Anderson
	Jim Richter VP Human Resources of Southcross Energy Partners GP, LLC (the general partner of Southcross Energy Partners, L.P.)		J. Michael Anderson Senior Vice President and Chief Financial Officer of Southcross Energy Partners GP, LLC (the general partner of Southcross Energy Partners, L.P.)